Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Lincoln Park Bancorp

We consent to incorporation by reference in Registration Statement (No 333-116639) on Form S-8 of Lincoln Park Bancorp of our report dated March 19, 2007, relating to the consolidated statements of financial condition of Lincoln Park Bancorp and Subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the years then ended, which report appears in the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006.

/s/ Beard Miller Company LLP

Beard Miller Company LLP
Pine Brook, New Jersey
March 28. 2007